Exhibit 99.1

Hennessy Capital Investment Corp. VIII Announces the Separate Trading of its Class A Ordinary Shares and Rights, Commencing March 30, 2026

New York, NY, March 24, 2026 – Hennessy Capital Investment Corp. VIII (NASDAQ: HCICU) (the “Company”) announced that, commencing March 30, 2026, holders of the units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares and rights included in the units. The Class A ordinary shares and rights that are separated will trade on the Nasdaq Global Market under the symbols “HCIC” and “HCICR,” respectively. Those units not separated will continue to trade on the Nasdaq Global Market under the symbol “HCICU.” Holders of units will need to have their brokers contact Odyssey Transfer and Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and rights.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Hennessy Capital Investment Corp. VIII

The Company is a newly incorporated blank check company founded by Daniel J. Hennessy and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Although the Company reserves the right to pursue an acquisition opportunity in any business or industry, the Company intends to focus its search for a target business in the industrial innovation and energy transition sectors.

FORWARD-LOOKING STATEMENTS

This press release may include, and oral statements made from time to time by representatives of the Company may include, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release, including with respect to the search for an initial business combination, are forward-looking statements. No assurance can be given that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s final prospectus for the Company’s IPO filed with the Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Nicholas Geeza

Hennessy Capital Investment Corp. VIII

Email: HCIC@hennessycapitalgroup.com

Website: http://hennessycapital8.com